Exhibit 99.1

15 West 6th Street, Suite, 1800 • Tulsa, Oklahoma  74119 • (918) 513-4570 • Fax: (918) 513-4571

www.laredopetro.com

LAREDO PETROLEUM HOLDINGS, INC. ANNOUNCES SECOND-QUARTER 2012 FINANCIAL AND OPERATING RESULTS

TULSA, OK — August 9, 2012 — Laredo Petroleum Holdings, Inc. (NYSE: LPI) (“Laredo” or “the Company”) today announced second-quarter 2012 financial and operating results.

Second-Quarter 2012 Highlights

•	Produced record volumes of 31,385 barrels of oil equivalent (“BOE”) per day; up 36% year-over-year and up 12% from first-quarter 2012

•	Increased crude oil production 44% year-over-year

•	Increased revenues to $140.6 million; up 7% year-over-year

•	Generated net income of $31.0 million; $0.24 per diluted share

•	Increased adjusted EBITDA to $113.9 million; a 13% increase versus the prior-year amount

“Laredo’s continued focus on the multi-stacked plays underlying our large acreage position in the Permian Basin led to a 44% increase in crude oil production,” said Randy Foutch, Laredo’s Chairman and Chief Executive Officer. “Our disciplined and deliberate approach of using science correlated with actual drilling results has moved us closer to the inflection points to determine the ultimate size of the Company’s resource potential from this acreage and toward its efficient full-scale development.”

Financial Results

Second-quarter 2012 net income was $31.0 million ($0.24 per diluted share) compared to $41.1 million reported in the second quarter of 2011. Adjusted EBITDA for the second quarter of 2012 was $113.9 million, an increase of 13% from the prior-year period. (See “Supplemental Reconciliation of GAAP to Non-GAAP Financial Measure (Unaudited)” on page 12 for a reconciliation of net income to adjusted EBITDA).

Production

For the second quarter of 2012, average daily production was 31,385 BOE per day compared to 23,081 BOE per day for the same period in 2011, an increase of approximately 36%. Total production for the second quarter of 2012 was approximately 2.9 million barrels of oil equivalent (“MMBOE”). The 2012 production volumes were comprised of approximately 41% crude oil and condensate compared to approximately 38% in the 2011 quarter. The Company’s continued activity focus on its Permian Basin acreage resulted in a 44% increase in oil and condensate production in the 2012 quarter as compared to the 2011 quarter, driving the increase in oil and condensate’s percent of total production. For the second quarter of 2012, approximately 65% of production was generated in the Permian Basin, 27% in the Anadarko Granite Wash, and 8% in other areas.

Revenues and Costs

Laredo generated total revenues of $140.6 million for the second quarter of 2012, which represents a 7% increase versus the comparable quarter of 2011. Revenue benefits associated with the Company’s 36% increase in production volumes were partially offset by lower realized oil and natural gas prices. Before the effect of derivatives, the Company’s realized average sales prices were $85.45 per barrel of oil and $3.95 per thousand cubic feet (“Mcf”) of natural gas during the second quarter of 2012, a 13% and 40% decrease, respectively, from second-quarter 2011 realized prices. Laredo reports on a two-stream basis, realizing the value of the natural gas liquids (“NGL”) in the natural gas stream. During the quarter, the industry saw pressure on NGL prices, most notably the pricing decrease in ethane and propane at both Mt. Belvieu and Conway. Revenue for the second quarter of 2012 was reduced by $42.1 million, compared to the same period in 2011, as a result of the decreased commodity prices discussed above. The net dollar effect of lower commodity prices was offset by a $50.9 million increase in revenue due to production volume increases in the second quarter of 2012 compared to the same period in 2011. The combined net effect of increased production volumes coupled with decreased commodity prices resulted in a total net increase to revenue of $8.8 million in second-quarter 2012 compared to second-quarter 2011.

Including the effects of commodity derivatives, the Company realized average hedged sales prices of $85.45 per barrel of oil and $4.85 per Mcf of natural gas. This is a decrease of 9% and 30%, respectively, from the second quarter of 2011, and down 10% and 17%, respectively, from the first quarter of 2012. Laredo’s realized gains on commodity hedges totaled approximately $9.1 million during the quarter ended June 30, 2012.

Lease operating, production tax and general and administrative (excluding stock-based compensation) expenses for the second quarter of 2012 totaled $34.8 million, or $12.18 per BOE, a unit decrease of approximately 9% from the second-quarter 2011 rate of $13.36 per BOE and a unit decrease of 21% from the first-quarter 2012 rate of $15.38 per BOE. Lease operating expenses and general and administrative (excluding stock-based compensation) expenses for the 2012 second quarter of $15.7 million and $11.8 million, respectively, primarily reflect expenses associated with the Company’s 36% increase in production from the prior-year quarter and higher staffing levels to support the Company’s anticipated future growth.

Depreciation, depletion and amortization (“DD&A”) expenses for the second quarter of 2012 totaled $60.7 million compared with $43.4 million in the prior-year quarter. Higher total production volumes coupled with an approximate 3% increase in the depletion rate resulted in the increased expense. Unit DD&A expense for the 2012 quarter was $21.25 per BOE.

Operations

Laredo drilled 63 gross (58 net) wells during the second quarter of 2012. Additionally, the Company completed 69 wells with a 100% success rate. Activities were concentrated on the Company’s leasehold position in the Permian Basin.

Permian Basin

In the Permian Basin, the Company drilled 46 vertical Wolfberry, five horizontal Wolfcamp and four horizontal Cline wells, totaling 55 gross (52.5 net) wells during the second quarter of 2012. This activity continued the exploitation and development of Laredo’s approximate 190,000 net acres in the basin. Well completions during the quarter included 52 vertical Wolfberry, two horizontal Upper Wolfcamp and four horizontal Cline wells, totaling 58 gross (53.2 net) wells.

Results of drilling and completion activities during the quarter, which included the Company’s longest lateral test to date in the Upper Wolfcamp of approximately 7,500 feet, continue to meet the Company’s modeled type curve. Also during the quarter, Laredo finished drilling its first horizontal Middle Wolfcamp well and has recently begun drilling its first horizontal test of the Lower Wolfcamp. Completion activities on these two wells are anticipated to begin during the third quarter.

Anadarko Granite Wash

Laredo had one vertical rig and three horizontal rigs drilling on its Anadarko Granite Wash acreage during second-quarter 2012. The Company drilled eight wells on its Anadarko Basin acreage during the quarter, with a 100% success rate. Of the total wells drilled in the Anadarko Basin, three were vertical wells and five were horizontal wells. The results of the wells completed in the Granite Wash continue to meet Company expectations.

Liquidity and Capitalization

As of June 30, 2012, Laredo’s total debt balance was approximately $1.1 billion, consisting of $551.9 million 9½% senior unsecured notes due 2019 (including the unamortized note premium of $1.9 million) and $500.0 million 7 3/8% senior unsecured notes due 2022. The Company’s $2.0 billion senior secured credit facility, that currently has a borrowing base of $785.0 million, was undrawn at June 30, 2012. Additionally, the Company had $146.5 million in cash and cash equivalents at June 30, 2012, bringing total liquidity available to $931.5 million.

Capital

During the second-quarter 2012, Laredo invested approximately $234 million in total capital expenditures, with approximately $200 million of that in drilling — 88% of which was in the Permian Basin. We continue to add targeted acreage in and around our core areas, and had a total of approximately 404,000 net acres at quarter end.  We are still on track for our announced total capital expenditure budget of $900 million for 2012 activity.

Guidance and Hedging

The Company confirmed its previous production guidance for the full year of 2012 in the range of 11.2 MMBOE to 11.9 MMBOE. The Company has modified its guidance for price realization and costs for the remaining six months of 2012 to reflect market conditions. The numbers provided below reflect the Company’s updated guidance for the remaining six months of 2012.

Price Realizations (pre-hedge, two-stream basis, % of NYMEX):
Crude oil	90% – 94%
Natural gas, including natural gas liquids	150% – 160%
Operating Costs & Expenses:
Lease operating expenses ($/BOE)	$5.50 – $6.00
Production taxes	7.5%
General and administrative expenses ($/BOE)	$5.75 – $6.25
Depreciation, depletion and amortization ($/BOE)	$20.50 - $21.50

During the first six months of 2012 and in August 2012, the Company entered into additional oil commodity derivative contracts applicable for 2013, 2014 and 2015 to hedge a portion of its estimated future production. For more information on the Company’s commodity contracts, please refer to Notes F and N to the unaudited consolidated financial statements included in the Company’s Form 10-Q filed with the SEC on August 9, 2012.

Conference Call

Laredo has scheduled a conference call to discuss its second-quarter 2012 financial and operational results and management’s outlook for the future on Thursday, August 9, 2012 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Participants may access the webcast, titled “Q2 2012 Laredo Petroleum Holdings, Inc. Earnings Conference Call,” from the Company’s website, www.laredopetro.com , under the tab “Investor Relations”. The conference call may also be accessed by dialing (866) 783-2140, using conference code 65527948. It is recommended that participants dial in approximately 10 minutes prior to the start of the conference call. International participants may access the call by dialing (857) 350-1599, using conference code 65527948. A telephonic replay will be available approximately two hours after the call on Thursday, August 9, 2012 through Thursday, August 16, 2012. Participants may access this replay by dialing (888) 286-8010, using conference code 94769525.

About Laredo

Laredo Petroleum Holdings, Inc.  is an independent oil and natural gas company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian and Mid-Continent regions of the United States.

For additional information about Laredo, please visit our website at www.laredopetro.com.

Forward-Looking Statements

This press release (and oral statements made regarding the subject of this release, including the conference call referenced herein) contains forward-looking statements as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Factors that could affect the Company’s business include, but are not limited to: the risks associated with oil, natural gas and liquids production; the Company’s ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform there-under); uncertainties in the estimation of reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; pipeline construction difficulties; transportation restrictions; climatic conditions; availability and cost of materials, equipment and services; the risks associated with operating in a limited number of geographic areas; the Company’s ability to retain skilled personnel; impact of any acquisition opportunities; availability of capital; the strength and financial resources of the Company’s competitors; regulatory developments, including with respect to hydraulic fracturing to our oil and gas wells; environmental risks; uncertainties in the capital markets; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and all of the risks and uncertainties normally incident to the exploration, development, production and sale of oil and natural gas. These risks relating to Laredo include, but are not limited to the risks described in its Annual Report on Form 10-K for the year ended December 31, 2011, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and those set forth from time to time in other filings with the SEC. These documents are available through Laredo’s website at www.laredopetro.com  under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at www.sec.gov . Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. We do not intend to, and disclaim any obligation to, update or revise any forward-looking statement.

#  #  #

Contact:

Rick Buterbaugh

Investor Relations

(918) 513-4570

RButerbaugh@laredopetro.com

Laredo Petroleum Holdings, Inc.

Condensed consolidated balance sheets

(in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets:
Current assets	$244,646	$122,938
Net property and equipment	1,756,405	1,378,509
Other noncurrent assets	114,887	126,205
Total assets	$2,115,938	$1,627,652

Liabilities and stockholders’ equity:
Current liabilities	$224,026	$214,361
Long-term debt	1,051,863	636,961
Other noncurrent liabilities	17,991	16,317
Stockholders’ equity	822,058	760,013
Total liabilities and stockholders’ equity	$2,115,938	$1,627,652

Laredo Petroleum Holdings, Inc.

Condensed consolidated statements of operations

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(unaudited)
Revenues:
Oil and natural gas sales	$139,609	$130,763	$288,560	$236,532
Natural gas transportation and treating	1,015	964	2,412	2,306
Total revenues	140,624	131,727	290,972	238,838
Costs and expenses:
Lease operating expenses	15,660	10,194	30,644	18,112
Production and ad valorem taxes	7,318	7,897	16,237	14,999
General and administrative	11,822	9,965	27,106	18,894
Stock-based compensation	2,588	557	4,835	876
Depreciation, depletion and amortization	60,697	43,439	112,220	75,917
Other	1,016	1,204	3,018	2,407
Total costs and expenses	99,101	73,256	194,060	131,205
Operating income	41,523	58,471	96,912	107,633
Non-operating income (expense):
Realized and unrealized gain (loss):
Commodity derivative financial instruments, net	28,543	18,449	29,137	(9,585)
Interest rate derivatives, net	—	(976)	(323)	(1,094)
Interest expense	(21,674)	(11,736)	(36,358)	(22,252)
Interest and other income	15	22	31	58
Write-off of deferred loan costs	—	—	—	(3,246)
Loss on disposal of assets	(8)	(18)	(8)	(35)
Non-operating income (expense), net	6,876	5,741	(7,521)	(36,154)
Income before income taxes	48,399	64,212	89,391	71,479
Income tax expense:
Deferred income tax expense	(17,424)	(23,140)	(32,181)	(25,737)
Net income	$30,975	$41,072	$57,210	$45,742

Net income per common share:
Basic	$0.24		$0.45
Diluted	$0.24		$0.45
Weighted average common shares outstanding:
Basic	126,921		126,862
Diluted	128,222		128,101

Laredo Petroleum Holdings, Inc.

Condensed consolidated statements of cash flows

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(unaudited)
Cash flows from operating activities:
Net income	$30,975	$41,072	$57,210	$45,742
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	17,424	23,140	32,181	25,737
Depreciation, depletion and amortization	60,697	43,439	112,220	75,917
Impairment expense	—	37	—	243
Non-cash stock-based compensation	2,588	557	4,835	876
Accretion of asset retirement obligations	292	155	556	304
Unrealized (gain) loss on derivative financial instruments, net	(20,263)	(20,312)	(16,929)	7,192
Premiums paid for derivative financial instruments	(1,595)	(21)	(2,927)	(512)
Amortization of premiums paid for derivative financial instruments	169	109	319	216
Amortization of deferred loan costs	1,208	960	2,268	1,909
Write-off of deferred loan costs	—	—	—	3,246
Amortization of October 2011 Notes premium	(50)	—	(99)	—
Amortization of other assets	6	4	10	9
Loss on disposal of assets	8	18	8	35
Cash flow from operations before changes in working capital	91,459	89,158	189,652	160,914
Changes in working capital	16,929	(3,088)	10,138	1,144
Net cash provided by operating activities	108,388	86,070	199,790	162,058
Cash flows from investing activities:
Capital expenditures:
Oil and natural gas properties	(226,566)	(160,947)	(473,846)	(348,523)
Pipeline and gas gathering assets	(3,172)	(2,920)	(7,031)	(6,344)
Other fixed assets	(3,935)	(3,228)	(4,988)	(4,602)
Proceeds from other fixed asset disposals	34	6	34	20
Net cash used in investing activities	(233,639)	(167,089)	(485,831)	(359,449)
Cash flows from financing activities:
Borrowings on revolving credit facilities	50,000	141,500	195,000	180,100
Payments on revolving credit facilities	(280,000)	(53,800)	(280,000)	(231,300)
Payments on term loan	—	—	—	(100,000)
Issuance of 2019 Notes	—	—	—	350,000
Issuance of 2022 Notes	500,000	—	500,000	—
Payments for loan costs	(10,476)	(382)	(10,476)	(10,592)
Net cash provided by financing activities	259,524	87,318	404,524	188,208
Net increase (decrease) in cash and cash equivalents	134,273	6,299	118,483	(9,183)
Cash and cash equivalents, beginning of period	12,212	15,753	28,002	31,235
Cash and cash equivalents, end of period	$146,485	$22,052	$146,485	$22,052

Laredo Petroleum Holdings, Inc.

Selected Operating Data

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Production data:
Oil and condensate (MBbl)	1,164	808	2,231	1,517
Natural gas (MMcf)	10,152	7,754	19,034	14,866
Oil equivalents (MBoe) (1)(2)	2,856	2,100	5,404	3,995
Average daily production (Boe/d)	31,385	23,081	29,690	22,070
% Oil and condensate	41%	38%	41%	38%

Average sales prices:
Oil and condensate, realized (3) ($/Bbl)	$85.45	$98.53	$91.23	$94.57
Natural gas, realized (3) ($/Mcf)	$3.95	$6.60	$4.47	$6.26
Oil equivalents, realized ($/Boe)	$48.88	$62.27	$53.40	$59.21

Oil and condensate, hedged (4) ($/Bbl)	$85.45	$93.43	$90.20	$90.31
Natural gas, hedged (4) ($/Mcf)	$4.85	$6.93	$5.31	$6.63
Oil equivalents, hedged ($/Boe)	$52.07	$61.53	$55.95	$58.97

Average costs per Boe:
Lease operating expenses	$5.48	$4.85	$5.67	$4.53
Production and ad valorem taxes	2.56	3.76	3.00	3.75
General and administrative (5)	5.05	5.01	5.91	4.95
DD&A	21.25	20.69	20.77	19.00
Total	$34.34	$34.31	$35.35	$32.23

(1)          MBbl equivalents (“MBoe”) are calculated using a conversion rate of six MMcf per one MBbl.

(2)          The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.

(3)          Realized crude oil and natural gas prices are the actual prices realized at the wellhead after all adjustments for NGL content, quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price at the wellhead.

(4)          Hedged prices reflect the after effect of our commodity hedging transactions on our average sales prices. Our calculation of such after effects include realized gains and losses on cash settlements for commodity derivatives, which do not qualify for hedge accounting.

(5)          General and administrative includes non-cash stock-based compensation of $2.6 million and $0.6 million for the three months ended June 30, 2012 and 2011, respectively, and, $4.8 million and $0.9 million for the six months ended June 30, 2012 and 2011, respectively. Excluding stock-based compensation from the above metric results in general and administrative per BOE of $4.14 and $4.75 for the three months ended June 30, 2012 and 2011, respectively, and $5.02 and $4.73 for the six months ended June 30, 2012 and 2011, respectively.

Laredo Petroleum Holdings, Inc.

Costs incurred

(in thousands)

(Unaudited)

Costs incurred in the acquisition and development of oil and natural gas assets are presented (1):

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Property acquisition costs:
Proved	$—	$—	$—	$—
Unproved	—	—	—	—
Exploration	22,219	12,973	51,686	21,868
Development costs	232,508	160,747	427,599	312,390
Total costs incurred	$254,727	$173,720	$479,285	$334,258

(1)          The costs incurred for oil and natural gas development activities include $1.4 million and $0.2 million in asset retirement obligations for the three months ended June 30, 2012 and 2011, respectively, and $2.3 million and $0.5 million for the six months ended June 30, 2012 and 2011, respectively.

Laredo Petroleum Holdings, Inc.

Supplemental Reconciliation of GAAP to Non-GAAP Financial Measure

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we define as net income or loss plus adjustments for interest expense, depreciation, depletion and amortization, impairment of long-lived assets, write-off of deferred financing fees and other, gains or losses on sale of assets, unrealized gains or losses on derivative financial instruments, realized loss on interest rate derivatives, non-cash stock-based compensation and income tax expense or benefit. Adjusted EBITDA, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating activities, used in investing activities and provided by financing activities, or statement of operations or statement of cash flow data prepared in accordance with GAAP. Adjusted EBITDA provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, working capital increases, working capital decreases or its tax position. Adjusted EBITDA does not represent funds available for discretionary use, because those funds are required for debt service, capital expenditures and working capital, income taxes, franchise taxes and other commitments and obligations. However, our management team believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because this measure:

•                  is widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•                  is used by our management team for various purposes, including as a measure of operating performance, in presentations to our board of directors, and as a basis for strategic planning and forecasting.

There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations to different companies, and the methods of calculating Adjusted EBITDA and our measurements of Adjusted EBITDA for financial reporting and compliance under our debt agreements differ.

The following presents a reconciliation of net income to Adjusted EBITDA:

	For the three months ended June 30,		For the six months ended June 30,
(in thousands)	2012	2011	2012	2011
	(Unaudited)
Net income	$30,975	$41,072	$57,210	$45,742
Plus:
Interest expense	21,674	11,736	36,358	22,252
Depreciation, depletion and amortization	60,697	43,439	112,220	75,917
Impairment of long-lived assets	—	37	—	243
Write-off of deferred loan costs	—	—	—	3,246
Loss on disposal of assets	8	18	8	35
Unrealized (gains) losses on derivative financial instruments	(20,263)	(20,312)	(16,929)	7,192
Realized loss on interest rate derivatives	835	1,255	1,938	2,556
Non-cash stock-based compensation	2,588	557	4,835	876
Income tax expense	17,424	23,140	32,181	25,737
Adjusted EBITDA	$113,938	$100,942	$227,821	$183,796